Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact: Thomas Salerno, CEO 631-231-0333 tsalerno@tsrconsulting.com

TSR, Inc. Acquires Geneva Consulting Group

Hauppauge, NY (September 1, 2020) ---TSR, Inc. (Nasdaq: TSRI), a provider of information technology consulting and recruiting services, today announced it has acquired Geneva Consulting Group, Inc., a provider of temporary and permanent information technology personnel based in Port Washington, NY.

Thomas Salerno, CEO stated “Geneva has been a well-respected, top tier firm in the staffing industry since 1997 and we look forward to welcoming their highly skilled team to our family. We will seamlessly continue to provide exceptional service to their clients and offer them additional services to further support their staffing needs.”

Laura Torrillo, President of Geneva said “Our family has had the wonderful opportunity of building Geneva and we believe that the time is right to make this transition. Thomas and his team share our values and we believe our employees, consultants and clients will reach even greater heights with the additional resources available from TSR.”

Thomas Salerno continued, “We believe this acquisition fits very well with TSR’s new Board of Directors’ overall strategic vision of accelerating growth and improving returns for shareholders.”

The Company will file a Form 8-K with further details regarding this acquisition at www.sec.gov.

Certain statements contained herein, including statements as to the Company’s plans, future prospects and future cash flow requirements are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to, the following: the statements concerning the success of the Company’s plan for growth, both internal and through the previously announced pursuit of suitable acquisition candidates; the successful integration of announced acquisitions and any anticipated benefits therefrom; the impact of adverse economic conditions on client spending which have a negative impact on the Company’s business, which includes, but is not limited to, the current adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders; risks relating to the competitive nature of the markets for contract computer programming services; the extent to which market conditions for the Company’s contract computer programming services will continue to adversely affect the Company’s business; the concentration of the Company’s business with certain customers; uncertainty as to the Company’s ability to maintain its relations with existing customers and expand its business; the impact of changes in the industry such as the use of vendor management companies in connection with the consultant procurement process; the increase in customers moving IT operations offshore; the Company’s ability to adapt to changing market conditions; the risks, uncertainties and expense of the legal proceedings to which the Company is a party; and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934. The Company is under no obligation to publicly update or revise forward-looking statements.